Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-144414 on Form S-11 of our report dated March 31, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Wells Real Estate Investment Trust II, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Wells Real Estate Investment Trust II, Inc. and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 31, 2009